Exhibit 99.1

DaVita and HealthCare Partners Finalize Merger

Combined commitment to clinical excellence, patient quality of life, physician leadership

DENVER, Colo. & TORRANCE, Calif. (Nov. 1, 2012) – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services that is committed to improving the quality of life for those diagnosed with chronic kidney disease (CKD), announced the closing of its previously announced merger with HealthCare Partners, one of the nation’s largest operators of medical groups and physician networks. The merged entity is now named DaVita HealthCare Partners Inc.

“DaVita® and HealthCare Partners® share a passion for and commitment to clinical excellence and improving our patients’ health and quality of life while helping to control the overall cost of health care,” said Kent Thiry, Co-Chairman and CEO of DaVita HealthCare Partners. “As DaVita HealthCare PartnersSM, we will remain focused on that commitment to providing our patients great quality and service while continuing to offer our teammates a great place to work.”

“We are excited to be joining forces with DaVita to be one of the leaders in the transformation of American health care to higher quality, efficiency and value,” said Dr. Robert Margolis, CEO of HealthCare Partners.

HealthCare Partners will be an operating division of DaVita HealthCare Partners. The HealthCare Partners senior management team will continue to manage the existing business, and Dr. Margolis has joined the board of directors and become Co-Chairman of DaVita HealthCare Partners alongside Co-Chairman Mr. Thiry. Dr. Margolis will also be a member of the Clinical Performance Committee of the Board.

DaVita HealthCare Partners, DaVita, and HealthCare Partners are trademarks or registered trademarks of DaVita HealthCare Partners Inc. All other trademarks are the property of their respective owners.

About DaVita HealthCare Partners

DaVita HealthCare Partners, a Fortune 500® company, is the parent company of DaVita and HealthCare Partners. DaVita is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of September 30, 2012, DaVita operated or provided administrative services at 1,912 outpatient dialysis centers in 43 states in the United States serving approximately 150,000 patients, and at 24 centers in five countries outside of the United States that serve approximately 1,000 patients. HealthCare Partners manages and operates medical groups and affiliated physician networks in California, Nevada, Florida and New Mexico in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of September 30, 2012, HealthCare Partners provided integrated care management for nearly 745,000 managed care patients, including more than 190,000 Medicare Advantage members. For more information, please visit DaVitaHealthCarePartners.com.

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Contact Information

Media:

DaVita contact	HealthCare Partners contact

Skip Thurman Office: (303) 876-6610 Mobile: (720) 300-0041 Skip.Thurman@davita.com	Robert Klein Office: (310) 630-4126 RKlein@healthcarepartners.com

Investors:

Jim Gustafson

Office: (310) 536-2585

Jim.Gustafson@davita.com